Exhibit 99.1
eHealth, Inc. Announces Second Quarter 2015 Results

Second Quarter 2015 Overview

•	Revenue of $39.9 million, a decrease of 6% compared to the second quarter of 2014

•	GAAP net income of $5.8 million, or $0.32 per diluted share, compared to GAAP net income of $3.0 million, or $0.15 per diluted share for the second quarter of 2014

•	Non-GAAP net income of $7.9 million, or $0.44 per diluted share, compared to non-GAAP net income of $4.3 million, or $0.22 per diluted share for the second quarter of 2014

•	Adjusted EBITDA of $9.1 million compared to Adjusted EBITDA of $9.6 million for the second quarter of 2014.

•	Total estimated members decreased 9% compared to membership estimated at June 30, 2014.

•	Submitted applications for Medicare Advantage and Medicare Supplement products combined increased 65% compared to the second quarter of 2014.

•	Submitted applications for Individual & Family Plan products decreased 4% compared to the second quarter of 2014

MOUNTAIN VIEW, Calif.-July 29, 2015-eHealth, Inc. (NASDAQ: EHTH), the nation’s first and largest private health insurance exchange, announced today its financial results for the second quarter ended June 30, 2015.

Gary Lauer, chief executive officer of eHealth stated, “Our second quarter results reflect strong growth in new sales of Medicare products, $2 million in sequential individual and family health insurance plan commission revenue growth, and strong cash flow generation and profitability.”

GAAP - Second Quarter 2015 Results

Revenue-Revenue for the second quarter of 2015 totaled $39.9 million, a 6% decrease compared to revenue of $42.6 million for the second quarter of 2014. Commission revenue for the second quarter of 2015 totaled $37.4 million, a 3% decrease compared to commission revenue of $38.5 million for the second quarter of 2014. Medicare commission revenue was $6.9 million for the second quarter of 2015, an increase of 18% compared to Medicare commission revenue of $5.9 million for the second quarter of 2014.

Income from Operations-Operating income for the second quarter of 2015 was $5.8 million, compared to operating income of $6.3 million for the second quarter of 2014. Operating margins were 15% in each of the second quarter of 2015 and of 2014.

Pre-tax Income -Pre-tax income for the second quarter of 2015 was $5.8 million, compared to pre-tax income of $6.3 million for the second quarter of 2014.

Net Income-Net income for the second quarter of 2015 was $5.8 million, or $0.32 per diluted share, compared to net income of $3.0 million, or $0.15 per diluted share for the second quarter of 2014.

Non-GAAP - Second Quarter 2015 Results

Non-GAAP Income from Operations-Non-GAAP operating income for the second quarter of 2015 was $8.0 million compared to non-GAAP operating income of $8.6 million for the second quarter of 2014. Non-GAAP operating margins were 20% in both the second quarter of 2015 and of 2014, respectively. Non-GAAP operating income and margins in the second quarter of 2015 exclude $1.8 million of stock-based compensation expense, $0.3 million of intangible asset amortization expense and $0.1 million of restructuring charges. Non-GAAP operating income and margins in the second quarter of 2014 exclude $1.9 million of stock-based compensation expense and $0.4 million of intangible asset amortization expense.

Non-GAAP Net Income - Non-GAAP net income for the second quarter of 2015 was $7.9 million, or $0.44 per diluted share, compared to non-GAAP net income of $4.3 million, or $0.22 per diluted share for the second quarter of 2014. Non-GAAP net income and non-GAAP net income per diluted share in the second quarter of 2015 exclude $1.8 million of stock-based compensation expense, $0.3 million of intangible asset amortization expense and $0.1 million of restructuring charges. Non-GAAP net income and non-GAAP net income per diluted share in the second quarter of 2014 exclude $1.9 million of stock-

based compensation expense and $0.4 million of intangible asset amortization expense, less $0.9 million for related income tax benefit.

Adjusted EBITDA-Adjusted EBITDA for the second quarter of 2015 was $9.1 million compared to Adjusted EBITDA of $9.6 million for the second quarter of 2014. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Membership & Submitted Applications

Membership-Total estimated membership at June 30, 2015 was 1,142,400 members, a 9% decrease over estimated membership of 1,248,800 at June 30, 2014. Estimated individual and family plan membership at June 30, 2015 was 568,400 members, a 24% decrease compared to estimated membership of 751,000 at June 30, 2014. Estimated Medicare membership at June 30, 2015 was 169,100, a 49% increase over estimated membership of 113,200 at June 30, 2014. The estimated number of members on major Medicare products including Medicare Advantage and Medicare Supplement plans at June 30, 2015 increased by 57% compared to membership estimated at June 30, 2014 and the estimated number of members on Medicare Part D prescription drug products increased 36% over the same time period.

Submitted Applications-Submitted applications for individual and family plan products decreased 4% in the second quarter of 2015 to 23,900 applications covering 34,500 individuals, compared to 24,800 applications covering 38,300 individuals in the second quarter of 2014. Submitted applications for Medicare Advantage and Medicare Supplement products increased 65% in the second quarter of 2015 to 15,600 applications, compared to 9,500 applications in the second quarter of 2014. Submitted applications for all Medicare products, which include Medicare Part D prescription drug products, increased 42% in the second quarter of 2015 to 18,600 applications, compared to 13,100 applications in the second quarter of 2014. Approved members for individual and family plan products decreased 61% in the second quarter of 2015 to 36,800 members, compared to 95,100 members in the second quarter of 2014. The Open Enrollment Period ended on March 31 in 2014 whereas in 2015 it ended on February 15. As a result, a greater proportion of first quarter submitted applications were approved in the second quarter of 2014 compared to 2015. Total approved members, including individual and family plan, Medicare plan and other product members, decreased 40% to 125,200 members in the second quarter of 2015, compared to 208,000 in the second quarter of 2014.

Cash - Second Quarter 2015

Cash Flows-Net cash provided by operating activities was $12.7 million for the second quarter of 2015 compared to net cash provided by operating activities of $0.3 million for the second quarter of 2014.

GAAP - Year-to-Date Results

Revenue-Revenue for the six months ended June 30, 2015 totaled $101.2 million, a 8% increase compared to revenue of $93.5 million for the six months ended June 30, 2014. Commission revenue for the six months ended June 30, 2015 totaled $95.2 million, a 13% increase compared to commission revenue of $84.1 million for the six months ended June 30, 2014. Medicare commission revenue was $36.3 million for the six months ended June 30, 2015, a 98% increase compared to Medicare commission revenue of $18.4 million for the six months ended June 30, 2014.

Restructuring Charges-Restructuring charges for the six months ended June 30, 2015 were $4.5 million compared to no restructuring charges for the six months ended June 30, 2014. In March 2015, we implemented an organizational restructuring and cost reduction plan designed to rebalance our resources and help reduce our cost structure as a result of lower than expected individual and family health insurance plan membership and revenue. As part of the plan, we eliminated approximately 160 full-time positions in the United States, representing approximately 15% of our workforce primarily in our technology and content and customer care and enrollment groups, and to a lesser extent, in our marketing and advertising and general and administrative groups. We incurred pre-tax restructuring charges of approximately $3.9 million for employee termination benefits and related costs as well as $0.6 million in other pre-tax restructuring charges, primarily consisting of facility costs. The majority of the activities comprising the restructuring plan were substantially completed in the first quarter of 2015.

Income from Operations-Operating income for the six months ended June 30, 2015 was $3.8 million, compared to operating income of $3.2 million for the six months ended June 30, 2014. Operating margins were 4% for the six month period ended June 30, 2015, compared to 3% for the six-month period ended June 30, 2014.

Pre-tax Income-Pre-tax income for the six months ended June 30, 2015 was $3.8 million, compared to $3.2 million for the six months ended June 30, 2014.
Net Income-Net income for the six months ended June 30, 2015 was $3.7 million, or $0.20 per diluted share, compared to net income of $1.5 million, or $0.07 per diluted share for the six months ended June 30, 2014.
Non-GAAP - Year-to-Date

Non-GAAP Net Income-Non-GAAP net income for the six months ended June 30, 2015 was $12.6 million, or $0.70 per diluted share, compared to non-GAAP net income of $4.5 million, or $0.23 per diluted share for the six months ended June 30, 2014. Non-GAAP net income and non-GAAP net income per diluted share in the six months ended June 30, 2015 exclude $4.5 million of restructuring expense, $3.7 million of stock-based compensation expense and $0.6 million of intangible asset amortization expense. Non-GAAP net income and non-GAAP net income per diluted share in the six months ended June 30, 2014 exclude $4.3 million of stock-based compensation expense and $0.7 million of intangible asset amortization expense, less $2.0 million for related income tax benefit.
Adjusted EBITDA-Adjusted EBITDA for the six months ended June 30, 2015 was $15.0 million compared to Adjusted EBITDA of $10.3 million for the six months ended June 30, 2014. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Cash - Year-to-Date
Cash Flows-Cash flows from operations was an inflow of $1.5 million for the six months ended June 30, 2015 compared to cash outflows of $5.1 million for the six months ended June 30, 2014.

Cash Balance-Cash and cash equivalents as of June 30, 2015 totaled $51.8 million, compared to $51.4 million as of December 31, 2014. The increase in cash and cash equivalents reflects $1.5 million provided by operating activities and $1.0 million of proceeds from the exercise of stock options, offset by $1.4 million used to purchase property and equipment and other assets and $0.7 million to net-share settle equity awards.

Webcast and Conference Call Information
A Webcast and conference call will be held today, Wednesday, July 29, 2015 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing 877 930.8066 for domestic callers and 253 336.8042 for international callers. The participant passcode is 86442972. A telephone replay will be available two hours following the conclusion of the call for a period of 30 days and can be accessed by dialing 855 859.2056 for domestic callers and 404 537.3406 for international callers. The call ID for the replay is 86442972. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, the nation's first and largest private health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the growth in our Medicare products; future events; future performance; membership and submitted application estimates; and the utility to our investors of the non-GAAP financial measures presented in this release. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the impact of healthcare reform; our ability to retain existing members and enroll a large number of individuals and families during the annual healthcare reform open enrollment period; our ability to align our expenses with our revenue; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges; competition, including competition from government-run health insurance exchanges; political, legislative and legal challenges to the Affordable Care Act; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; product offerings among carriers and the resulting impact on our commission revenue; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; variability in timing of commission payments from health insurance carriers; ; potential changes to accounting standards and interpretations; changes in laws and regulations; medical loss ratio requirements; delays in our receipt of items required to recognize Medicare revenue; changes in member conversion rates; our ability to accurately estimate membership; the evolving nature of Affordable Care Act implementation; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; our ability to successfully market and sell Medicare-related health insurance plans; the operations of our customer care center; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumers satisfaction of our service; changes in competitive landscape; our ability to attract new members and to convert online visitors into paying members; changes in products offered on our ecommerce platform; changes in commission rates; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; system failures, capacity constraints, data loss or online commerce security risks; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; our ability to develop an effective process for purchasing of health insurance over the Internet on smart phones, tablets and devices other than desktop or laptop computers; dependence upon Internet search engines; reliance on marketing partners; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; general economic factors; dependence on our operations in China; success of our sponsorship and advertising business; protection of our intellectual property and defense against intellectual property rights claims; legal liability and regulatory penalties; changes in our management and key employees; maintenance of relationships with business development partners; difficulties, delays, unexpected costs and an inability to achieve anticipated cost savings from our recently implemented cost reduction program; potential acquisitions; maintenance of proper and effective internal controls; potential changes to accounting standards and interpretations; impact of provisions for income taxes; changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Non-GAAP Financial Information
This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share.

•	Non-GAAP operating income (loss) consists of GAAP operating income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

▪	intangible asset amortization expense, and

▪	restructuring charges.

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

•	Non-GAAP net income (loss) consists of GAAP net income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

▪	intangible asset amortization expense,

▪	restructuring charges, and

▪	the related income tax benefits of these excluded expenses.

•	Non-GAAP net income (loss) per diluted share is calculated by dividing non-GAAP net income (loss) by GAAP weighted average diluted shares outstanding.
eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provide an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact:
Kate Sidorovich CFA
Vice President, Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)
# # #

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2014	June 30, 2015
Assets	(1)	(unaudited)
Current assets:
Cash and cash equivalents	$51,415	$51,812
Accounts receivable	8,200	10,169
Deferred income taxes	386	386
Prepaid expenses and other current assets	6,474	6,392
Total current assets	66,475	68,759
Property and equipment, net	9,640	8,510
Other assets	5,679	4,122
Intangible assets, net	10,774	10,140
Goodwill	14,096	14,096
Total assets	$106,664	$105,627

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,961	$2,066
Accrued compensation and benefits	8,204	8,365
Accrued marketing expenses	8,707	1,711
Deferred revenue	869	602
Accrued restructuring charges	—	289
Other current liabilities	2,996	4,647
Total current liabilities	26,737	17,680
Non-current liabilities	6,449	6,608

Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	259,007	263,195
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	14,261	17,929
Accumulated other comprehensive income	179	184
Total stockholders’ equity	73,478	81,339
Total liabilities and stockholders’ equity	$106,664	$105,627

(1)	The condensed consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date.

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2015	2014	2015

Revenue
Commission	$38,526	$37,396	$84,103	$95,215
Other	4,068	2,498	9,431	5,967
Total revenue	42,594	39,894	93,534	101,182
Operating costs and expenses:
Cost of revenue	892	670	3,005	3,084
Marketing and advertising (1)	9,609	9,285	32,718	34,736
Customer care and enrollment (1)	8,984	7,658	18,697	19,519
Technology and content (1)	9,550	8,591	20,017	19,364
General and administrative (1)	6,857	7,516	15,151	15,489
Restructuring charges (1)	—	58	—	4,541
Amortization of intangible assets	354	288	708	633
Total operating costs and expenses	36,246	34,066	90,296	97,366
Income from operations	6,348	5,828	3,238	3,816
Other expense, net	(29)	(9)	(68)	(23)
Income before provision for income taxes	6,319	5,819	3,170	3,793
Provision for income taxes	3,296	69	1,700	125
Net income	$3,023	$5,750	$1,470	$3,668

Net income per share:
Basic	$0.16	$0.32	$0.08	$0.20
Diluted	$0.15	$0.32	$0.07	$0.20

Weighted-average number of shares used in per share amounts:
Basic	18,978	17,967	18,914	17,906
Diluted	19,775	18,035	19,821	17,998

(1) Includes stock-based compensation as follows:
Marketing and advertising	$579	$446	$1,236	$1,037
Customer care and enrollment	71	139	167	256
Technology and content	429	511	991	946
General and administrative	771	731	1,901	1,506
Restructuring charges	—	—	—	113
Total	1,850	1,827	4,295	3,858

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Operating activities
Net income	$3,023	$5,750	$1,470	$3,668
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income taxes	(427)	—	(2,035)	—
Depreciation and amortization	1,062	1,050	2,061	2,108
Amortization of internally developed software	104	160	209	318
Amortization of book-of-business consideration	231	29	1,805	1,991
Amortization of intangible assets	354	288	708	633
Stock-based compensation expense	1,850	1,827	4,295	3,858
Deferred rent	26	1	34	28
Changes in operating assets and liabilities:
Accounts receivable	1,523	4,445	(2,277)	(1,955)
Prepaid expenses and other assets	2,319	651	(1,282)	(243)
Accounts payable	1,746	(237)	(227)	(3,895)
Accrued compensation and benefits	(1,666)	143	(3,051)	159
Accrued marketing expenses	(9,267)	160	(6,086)	(6,996)
Deferred revenue	(221)	(280)	(603)	(432)
Accrued restructuring charges	—	(1,202)	—	569
Other liabilities	(349)	(66)	(123)	1,736
Net cash provided by (used in) operating activities	308	12,719	(5,102)	1,547

Investing activities
Purchases of property and equipment and other assets	(1,225)	(1,048)	(2,340)	(1,432)
Purchase of intangible asset	—	—	(4,500)	—
Net cash used in investing activities	(1,225)	(1,048)	(6,840)	(1,432)

Financing activities
Net proceeds from exercise of common stock options	961	1,049	3,244	1,049
Cash used to net-share settle equity awards	(51)	(256)	(3,355)	(736)
Excess tax benefits from stock-based compensation	443	—	3,663	—
Repurchase of common stock	(28,256)	—	(28,256)	—
Principle payments in connection with capital leases	(27)	(21)	(40)	(40)
Net cash provided by (used in) financing activities	(26,930)	772	(24,744)	273

Effect of exchange rate changes on cash and cash equivalents	1	4	13	9

Net increase (decrease) in cash and cash equivalents	(27,846)	12,447	(36,673)	397
Cash and cash equivalents at beginning of period	98,228	39,365	107,055	51,415
Cash and cash equivalents at end of period	$70,382	$51,812	$70,382	$51,812

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
(Unaudited)

	Three Months Ended
Key Metrics:	June 30, 2014	June 30, 2015

Operating cash flows (1)	$308,000	$12,719,000

IFP submitted applications (2)	24,800	23,900

IFP approved members (3)	95,100	36,800
Total approved members (4)	208,000	125,200

Commission revenue (5)	$38,526,000	$37,396,000
Commission revenue per estimated member for the period (6)	$30.40	$32.45

	As of June 30, 2014	As of June 30, 2015

IFP estimated membership (7)	751,000	568,400
Medicare estimated membership (8)	113,200	169,100
Other estimated membership (9)	384,600	404,900
Total estimated membership (10)	1,248,800	1,142,400

	Three Months Ended
Other Metrics:	June 30, 2014	June 30, 2015

Source of IFP submitted applications (as a percentage of total IFP applications for the period):
Direct (11)	61%	53%
Marketing partners (12)	27%	42%
Online advertising (13)	12%	5%
Total	100%	100%

Notes:

(1)	Net cash used in operating activities for the period from the condensed consolidated statements of cash flows.
(2)
IFP applications submitted on eHealth’s website during the period. Applications are counted as submitted when the applicant completes the application, provides a method for payment and clicks the submit button on our website and submits the application to us. The applicant generally has additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information and providing an electronic signature. In addition, an applicant may submit more than one application. We include applications for IFP products for which we receive commissions as well as other forms of payment. We define our “IFP” offerings as major medical individual and family health insurance plans, which does not include small business, short-term major medical, stand-alone dental, life, student or Medicare-related health insurance plans.

(3)	New IFP members reported to eHealth as approved during the period. Some members that are approved by a carrier do not accept the approval and therefore do not become paying members.
(4)	New members for all products reported to eHealth as approved during the period. Some members that are approved by a carrier do not accept the approval and therefore do not become paying members.
(5)	Commission revenue (from all sources) recognized during the period from the condensed consolidated statements of income.
(6)
Calculated as commission revenue recognized during the period (see note (5) above) divided by average estimated membership for the period (calculated as beginning and ending estimated membership for all products for the period, divided by two). See the note below and our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(7)
Estimated number of members active on IFP insurance policies as of the date indicated. See the note below and our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(8)
Estimated number of members active on Medicare insurance policies as of the date indicated. See our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(9)
Estimated number of members active on insurance policies other than IFP and Medicare policies as of the date indicated. See our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(10)
Estimated number of members active on all insurance policies as of the date indicated. See the note below and our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(11)
Percentage of IFP submitted applications from applicants who came directly to the eHealth website through algorithmic search engine results or otherwise. See note (2) above for further information as to what constitutes a submitted application.

(12)
Percentage of IFP submitted applications from applicants sourced through eHealth’s network of marketing partners. See note (2) above for further information as to what constitutes a submitted application.

(13)
Percentage of IFP submitted applications from applicants sourced through paid search and other online advertising activities. See note (2) above for further information as to what constitutes a submitted application.

Note: To calculate the estimated number of members active on individual and family plan insurance policies, we have taken the sum of (i) the number of IFP members for whom we have received or applied a commission payment for the month that is six months prior to the date of estimation after reducing that number using historical experience (for which the experience for the period from January 1, 2014 to June 30, 2014 was used for the calculation of membership as of June 30, 2015) for assumed member cancellations over the six-month period; and (ii) the number of approved members over the six-month period prior to the date of estimation after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate. In prior periods, we have used the rate at which approved members did not accept their policies over the relevant six-month period in the prior year to estimate IFP membership. However, we have already observed that the rate at which approved members accepted their policy is greater in the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Compared to the quarter ended March 31, 2014, we have also received more timely payments from health insurance carriers of the first commission payment to us on applications that were approved during the quarter ended March 31, 2015. As a result, in order to estimate the assumed number of members who did not accept their approved policy for the six months ended June 30, 2015, we have applied the percentage of members who did not accept their approved policy from January 1, 2015 to March 31, 2015 for the first three months of the six-month estimation period and the historical period of April 1, 2014 through June 30, 2014 for the last three months of the estimation period.

After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. In addition, and as a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions such as health care reform implementation on our membership retention. Health care reform and other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED JUNE 30, 2015
(In thousands, except per share amounts, unaudited)

Statement of Income Reconciliation

	Three Months Ended June 30, 2015
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$37,396	94%	$—	$37,396	94%
Other	2,498	6	—	2,498	6
Total revenue	39,894	100	—	39,894	100
Operating costs and expenses:
Cost of revenue	670	2	—	670	2
Marketing and advertising (1)	9,285	23	(446)	8,839	22
Customer care and enrollment (1)	7,658	19	(139)	7,519	19
Technology and content (1)	8,591	22	(511)	8,080	20
General and administrative (1)	7,516	19	(731)	6,785	17
Restructuring charges (2)	58	7	(58)	—	—
Amortization of intangible assets (3)	288	1	(288)	—	—
Total operating costs and expenses	34,066	85	(2,173)	31,893	80
Income from operations	5,828	15	2,173	8,001	20
Other expense, net	(9)	—	—	(9)	—
Income before provision (benefit) for income taxes	5,819	15	2,173	7,992	20
Provision for income taxes	69	—	—	69	—
Net income (4)	$5,750	14%	$2,173	$7,923	20%

Net income per share: (4)
Basic - common stock	$0.32		$0.12	$0.44
Diluted - common stock	$0.32		$0.12	$0.44

Weighted-average number of shares used in per share amounts:
Basic - common stock	17,967		17,967	17,967
Diluted - common stock	18,035		18,035	18,035

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude restructuring charges.
(3)	Non-GAAP results exclude intangible asset amortization expense.
(4)
Non-GAAP net income (loss) and non-GAAP net income (loss) per share excludes stock-based compensation expense listed in note (1) above, restructuring charges listed in Note (2) above and the intangible asset amortization expense listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED JUNE 30, 2014
(In thousands, except per share amounts, unaudited)

Statement of Income Reconciliation

	Three Months Ended June 30, 2014
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$38,526	90%	$—	$38,526	90%
Other	4,068	10	—	4,068	10
Total revenue	42,594	100	—	42,594	100
Operating costs and expenses:
Cost of revenue	892	2	—	892	2
Marketing and advertising (1)	9,609	23	$(579)	9,030	21
Customer care and enrollment (1)	8,984	21	(71)	8,913	21
Technology and content (1)	9,550	22	(429)	9,121	21
General and administrative (1)	6,857	16	(771)	6,086	14
Amortization of intangible assets (2)	354	1	(354)	—	—
Total operating costs and expenses	36,246	85	(2,204)	34,042	80
Income from operations	6,348	15	2,204	8,552	20
Other expense, net	(29)	—	—	(29)	—
Income before provision for income taxes	6,319	15	2,204	8,523	20
Provision for income taxes (3)	3,296	8	886	4,182	10
Net income (4)	$3,023	7%	$1,318	$4,341	10%

Net income per share: (4)
Basic - common stock	$0.16		$0.07	$0.23
Diluted - common stock	$0.15		$0.07	$0.22

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,978		18,978	18,978
Diluted - common stock	19,775		19,775	19,775

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP provision (benefit) for income taxes excludes the estimated income tax benefits related to stock-based compensation expense listed in note (1) above and intangible asset amortization expense listed in note (2) above.

(4)
Non-GAAP net income and non-GAAP net income per share exclude stock-based compensation expense listed in note (1) above, intangible asset amortization expense listed in note (2) above, less the estimated income tax benefit listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE SIX MONTHS ENDED JUNE 30, 2015
(In thousands, except per share amounts, unaudited)

Statement of Income Reconciliation

	Six Months Ended June 30, 2015
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$95,215	94%	$—	$95,215	94%
Other	5,967	6	—	5,967	6
Total revenue	101,182	100	—	101,182	100
Operating costs and expenses:
Cost of revenue	3,084	3	—	3,084	3
Marketing and advertising (1)	34,736	34	(1,037)	33,699	33
Customer care and enrollment (1)	19,519	19	(256)	19,263	19
Technology and content (1)	19,364	19	(946)	18,418	18
General and administrative (1)	15,489	15	(1,506)	13,983	14
Restructuring charges (2)	4,541	4	(4,541)	—	—
Amortization of intangible assets (3)	633	1	(633)	—	—
Total operating costs and expenses	97,366	96	(8,919)	88,447	87
Income from operations	3,816	4	8,919	12,735	13
Other expense, net	(23)	—	—	(23)	—
Income before provision for income taxes	3,793	4	8,919	12,712	13
Provision for income taxes	125	—	—	125	—
Net income (4)	$3,668	4%	$8,919	$12,587	12%

Net income per share: (4)
Basic - common stock	$0.20		$0.50	$0.70
Diluted - common stock	$0.20		$0.50	$0.70

Weighted-average number of shares used in per share amounts:
Basic - common stock	17,906		17,906	17,906
Diluted - common stock	17,998		17,998	17,998

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude restructuring charges.
(3)	Non-GAAP results exclude intangible asset amortization expense.
(4)
Non-GAAP net income (loss) and non-GAAP net income (loss) per share excludes stock-based compensation expense listed in note (1) above, restructuring charges listed in Note (2) above and the intangible asset amortization expense listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE SIX MONTHS ENDED JUNE 30, 2014
(In thousands, except per share amounts, unaudited)

Statement of Income Reconciliation

	Six Months Ended June 30, 2014
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$84,103	90%	$—	$84,103	90%
Other	9,431	10	—	9,431	10
Total revenue	93,534	100	—	93,534	100
Operating costs and expenses:
Cost of revenue	3,005	3	—	3,005	3
Marketing and advertising (1)	32,718	35	(1,236)	31,482	34
Customer care and enrollment (1)	18,697	20	(167)	18,530	20
Technology and content (1)	20,017	21	(991)	19,026	20
General and administrative (1)	15,151	16	(1,901)	13,250	14
Amortization of intangible assets (2)	708	1	(708)	—	—
Total operating costs and expenses	90,296	97	(5,003)	85,293	91
Income from operations	3,238	3	5,003	8,241	9
Other expense, net	(68)	—	—	(68)	—
Income before provision for income taxes	3,170	3	5,003	8,173	9
Provision for income taxes (3)	1,700	2	2,012	3,712	4
Net income (4)	$1,470	2%	$2,991	$4,461	5%

Net income per share: (4)
Basic - common stock	$0.08		$0.16	$0.24
Diluted - common stock	$0.07		$0.15	$0.23

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,914		18,914	18,914
Diluted - common stock	19,821		19,821	19,821

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP provision for income taxes excludes the estimated income tax benefits related to stock-based compensation expense listed in note (1) above and intangible asset amortization expense listed in note (2) above.

(4)
Non-GAAP net income and non-GAAP net income per share exclude stock-based compensation expense listed in note (1) above, intangible asset amortization expense listed in note (2) above, less the estimated income tax benefit listed in note (3) above.

EHEALTH, INC.
GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA RECONCILIATION
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2015
(In thousands, unaudited)

Adjusted EBITDA Reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Net income	$3,023	$5,750	$1,470	$3,668
Stock-based compensation expense (1)	1,850	1,827	4,295	3,858
Depreciation and amortization (2)	1,062	1,050	2,061	2,108
Amortization of intangible assets (2)	354	288	708	633
Restructuring charges (3)	—	58	—	4,541
Other expense, net (4)	29	9	68	23
Provision for income taxes (5)	3,296	69	1,700	125
Adjusted EBITDA	$9,614	$9,051	$10,302	$14,956

Explanation of adjustments

(1)
Non-GAAP Adjusted EBITDA excludes the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718, excluding $113,000 included in restructuring charges for the six months ended June 30, 2015.

(2)	Non-GAAP Adjusted EBITDA excludes depreciation and amortization expense, including intangible asset amortization expense.
(3)	Non-GAAP Adjusted EBITDA excludes restructuring charges, including $113,000 of stock based compensation expense included in restructuring for the six months ended June 30, 2015.
(4)	Non-GAAP Adjusted EBITDA excludes other expense, net.
(5)	Non-GAAP Adjusted EBITDA excludes income tax expense (benefit).